Exhibit 4.3

TOTAL CAPITAL INTERNATIONAL

Officer’s Certificate

Pursuant to Section 102 of the Indenture

Total Finance Corporate Services Limited, a United Kingdom limited company (“TFCS”) and a duly appointed Director (Administrateur) of Total Capital International, a société anonyme duly organized and existing under the laws of the Republic of France, registered with the Registre du Commerce et des Sociétés of Nanterre under number 479 858 854 (the “Company”), hereby makes the following statements pursuant to Section 102 of the indenture dated February 17, 2012, and amended by the supplemental indenture dated February 19, 2019 and as further amended by the fourth supplemental indenture dated June 29, 2020, among the Company, TOTAL S.A. and The Bank of New York Mellon, acting through its London Branch, as trustee (the “Indenture”):

(a) the undersigned has read the provisions of the Indenture, including without limitation, Sections 201, 301, 901 (7) and 901 (10) setting forth the covenants and conditions relating to the authentication and delivery of the Notes and the execution and delivery of the Third Supplemental Indenture and in respect of compliance with which this certificate is being delivered, and the definitions in the Indenture relating thereto;

(b) the undersigned has examined the resolutions of the Board of Directors of the Company, such other corporate records of the Company, and such other documents deemed necessary as a basis for the opinion hereinafter expressed;

(c) in the opinion of the undersigned, such examination is sufficient to enable it to express an informed opinion as to whether or not the covenants and conditions referred to above have been complied with; and

(d) the undersigned is of the opinion that such covenants and conditions have been complied with.

Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Indenture.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this certificate as of the date set forth below.

Dated: June 29, 2020	TOTAL FINANCE CORPORATE SERVICES LIMITED

	By:	/s/ ANTOINE LARENAUDIE
Name: Antoine LARENAUDIE
Title: Authorized Signatory

[Signature Page to Officer’s Certificate under the Indenture]